Exhibit 99.1



Press Contacts:

Jeffrey J. Leebaw        Bill Price
(732) 524-3350          (732) 524-6623
(732) 821-6007 (H)      (732) 668-3735 (M)

Investor Contacts:

Louise Mehrotra     Stan Panasewicz     Lesley Fishman
(732) 524-6491      (732) 524-2524      (732) 524-3922


                      FOR IMMEDIATE RELEASE


    Johnson & Johnson Plans To Improve Overall Cost
Structure, While Continuing to Invest in Opportunities
            for Sustained Profitable Growth
                         * * *
 Identifies Initiatives to Achieve Projected, Pre-Tax,
   Annual Cost Savings of $1.3-$1.6 billion for 2008
                         * * *
   Expects to Take Associated Pre-Tax, Restructuring
Charges in Range of $550-$750 million in Second Half of 2007
                              * * *
Confirms Earnings Guidance for 2007, excluding one-time charges


     New Brunswick, NJ (July 31, 2007) - Johnson &
Johnson today announced initiatives that are expected to generate pre-tax, annual cost savings of $1.3-$1.6 billion for 2008 in an effort to improve its overall cost structure and ensure continued profitable growth in the years to come. The company will also continue to invest in both its growing businesses as well as promising technologies and product opportunities to strengthen its position in the fastest growing segments of the health care industry.

     "Throughout our history, we have always taken a thoughtful, disciplined approach to address the challenges we face," said William C. Weldon, Johnson &
Johnson Chairman and Chief Executive Officer. "These actions we are taking to improve our cost structure will enable us to continue investing for future growth and profitability."

     The company expects to take associated pre-tax, restructuring charges in the range of $550-$750 million in the second half of the year. It confirmed previous earnings guidance for full-year 2007, which excludes such charges, of between $4.02 and $4.07 per share.
The company intends to maintain investments in its research and development to strengthen its portfolio and ensure leadership positions in high-growth areas of health care.

     Cost savings will be achieved primarily in the Pharmaceuticals segment, which faces significant patent expirations over the next few years, and in the Cordis franchise, which competes in the drug-eluting stent market:

* The company's Pharmaceuticals segment will reduce its cost base by consolidating certain operations, while continuing to invest in recently launched products and its late-stage pipeline of new products. The company plans to file applications for seven to ten new compounds between 2008 and the end of 2010.

* The Cordis franchise is moving to a more integrated business model to address the market changes underway with drug-eluting stents and to better serve the broad spectrum of its patients' cardiovascular needs, while reducing its cost base.


     Position eliminations will form only one component of the savings. Weldon said, "These are difficult issues, but ones that must be addressed to ensure the long-term strength of our business."

     The company said initiatives would be implemented at operating company levels to be certain the businesses can meet the needs of the customers they serve on a day-to-day basis and to ensure the fair and respectful treatment of employees throughout the process. The company estimates that position eliminations will be in a range of 3-4 percent of its global workforce, subject to and handled in accordance with local works councils and labor laws. The company plans to minimize the number of employees who are affected by these actions through the use of attrition and hiring freezes in certain areas of the business.

     As part of its attention to cost management, the company plans to accelerate steps to standardize and streamline certain aspects of its enterprise-wide functions such as human resources, finance and information technology to support growth across the business, while also leveraging its scale more effectively in areas such as procurement to benefit its operating companies.

     The savings and charges discussed today do not include any impact from the company's previously disclosed integration plans associated with the acquisition of Pfizer Consumer Healthcare, which continue to be on target to achieve $500 - $600 million in synergies by 2009.

     Johnson & Johnson is the world's most
comprehensive and broadly based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical, and medical devices and diagnostics markets. The more than 250
Johnson & Johnson operating companies employ approximately 120,500 men and women in 57 countries and sell products throughout the world.

                        NOTE TO INVESTORS

     Johnson & Johnson will conduct a conference call with financial analysts to discuss this news release today at 9:00 a.m., Eastern Daylight Time. A simultaneous webcast of the call for interested investors and others may be accessed by visiting the Johnson & Johnson website at www.investor.jnj.com. A replay and podcast will be available approximately two hours after the live webcast by visiting www.investor.jnj.com.

(This press release contains "forward-looking statements" as defined in the Private Securities
Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of the Company's
Annual Report on Form 10-K for the fiscal year ended
December 31, 2006. Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com, or on request from the Company. The Company does not undertake to update any forward-looking statements as a result of new information or future events or developments.)

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